Exhibit 10.1
AMENDMENT NO. 1
to
TRA REPURCHASE AGREEMENT
This AMENDMENT NO. 1 to TRA REPURCHASE AGREEMENT (this “Amendment”), dated as of June 15, 2022 (the “Effective Date”), is hereby entered into by and between Vertiv Holdings Co, a Delaware corporation (the “Corporate Taxpayer”), and VPE Holdings, LLC, a Delaware limited liability company (the “Stockholder” and, together with the Corporate Taxpayer, collectively, the “Parties”), with reference to that certain TRA Repurchase Agreement, dated as of December 31, 2021, by and between the Corporate Taxpayer and the Stockholder (the “TRA Repurchase Agreement”). Capitalized terms used in this Agreement that are not defined herein have the meanings assigned to such terms in the TRA Repurchase Agreement (including as the TRA Repurchase Agreement defines such capitalized terms by reference to the Tax Receivable Agreement and the Merger Agreement (as defined therein)).
For good and valuable consideration, including the covenants and agreements herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
Section 1.Amendments to TRA Repurchase Agreement.
1.1.Section 1 (“Repurchase and Termination”) of the TRA Repurchase Agreement is hereby amended to delete the phrase “the First Installment Payment and Second Installment Payment (each as defined below)” appearing in such Section and to replace it with the phrase “the Installment Payments (as defined below)”.
1.2.The first sentence of Section 2 (“Repurchase Price”) of the TRA Repurchase Agreement is hereby amended and restated to read as follows:
“As consideration for the termination of the Tax Receivable Agreement, the Corporate Taxpayer shall pay to the Stockholder One Hundred Million Dollars ($100,000,000.00) (the “Repurchase Price”), of which (a) $12.5 million (the “First Installment Payment”) shall be due and payable on or prior to 11:00 am, eastern time, on Wednesday, June 15, 2022 (the “First Installment Payment Date”), (b) $12.5 million (the “Second Installment Payment”) shall be due and payable on or prior to 11:00 am, eastern time, on Thursday, September 15, 2022 (the “Second Installment Payment Date”), and (c) $75 million (the “Third Installment Payment” and, together with the First Installment Payment and the Second Installment Payment, each an “Installment Payment” and together, the “Installment Payments”) shall be due and payable on or prior to 11:00 am, eastern time, on Wednesday, November 30, 2022 (the “Third Installment Payment Date” and, together with the First Installment Payment Date and the Second Installment Payment Date, each a “Payment Date”).”
1.3.Two new sentences are hereby added to the end of Section 2 (“Repurchase Price”) of the TRA Repurchase Agreement to read as follows:
“If an Installment Payment is not timely made on a Payment Date, then, in addition to any other rights or remedies that may be available to the Stockholder under this Agreement or applicable Law, the Corporate Taxpayer shall immediately pay to the Stockholder, as an addition to the due and owing Installment Payment, an amount equal to ten percent (10%) of the amount of the Installment Payment not timely paid (the “Additional Installment Payment”). The Additional Installment Payment is intended by the Parties to be a payment made in respect of the Tax Receivable Agreement, and as such additional TRA Rights, and notwithstanding anything herein to the contrary, the Parties shall treat the payment of the Additional Installment Payment (if any) as constituting part of the Total Consideration for all applicable Tax purposes, including for U.S. federal income tax purposes, unless, and then to the extent, otherwise required by a Determination.”
Section 2.Effect of Amendment. Except as specifically amended by this Amendment, the terms and conditions of the TRA Repurchase Agreement shall remain unmodified and in full force and effect. In the event of any inconsistencies between the terms of this Amendment and any terms of the TRA Repurchase Agreement, the terms of this Amendment shall govern and prevail. Upon the effectiveness of this Amendment, each reference (i) in the TRA Repurchase Agreement to “this Agreement,” “hereunder,” “herein,” “hereof” or words of like import referring to the TRA Repurchase Agreement shall mean and refer to the TRA Repurchase Agreement as amended by this Amendment, and (ii) in any other related document or instrument to the “TRA Repurchase Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the TRA Repurchase Agreement shall mean and refer to the TRA Repurchase Agreement as amended by this Amendment.
Section 3.Representations and Warranties.
3.1.The Corporate Taxpayer has the power and authority to enter into this Amendment and to carry out its obligations hereunder. This Amendment has been duly authorized by at least a majority of the disinterested members of the Board, and has been duly executed and delivered by the Corporate Taxpayer. The Installment Payments and the Additional Installment Payment (if any) are permitted payments under the terms of all Senior Obligations. The execution, delivery and performance of this Amendment do not require the Corporate Taxpayer to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any Law applicable to the Corporate Taxpayer or other governing documents or any agreement or instrument to which the Corporate Taxpayer is a party or by which such party is bound. This Amendment is valid, binding and enforceable against the Corporate Taxpayer in accordance with its terms.
3.2.The Stockholder has the power and authority to enter into this Amendment and to carry out its obligations hereunder. This Amendment has been duly authorized, and has been duly executed and delivered, by the Stockholder. The execution, delivery and performance of this Amendment do not require the Stockholder to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any Law applicable to the Stockholder or other governing documents or any agreement or instrument to which the Stockholder is a party or by which such party is bound. This Amendment is valid, binding and enforceable against the Stockholder in accordance with its terms.
Section 4.Miscellaneous. The provisions of Section 8 (Miscellaneous) of the TRA Repurchase Agreement are incorporated herein by reference as if set forth herein in their entirety, mutatis mutandis.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:
VERTIV HOLDINGS CO

By:	/s/ Rob Johnson
Name: Rob Johnson
Title: Chief Executive Officer

STOCKHOLDER:
VPE HOLDINGS, LLC

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President